Exhibit 99.1

PRESS RELEASE

COMPANY CONTACTS:

Carl Mostert, CEO John Low, CFO (858) 625-3000

Ken Sgro CEOcast, Inc. for Spescom (212) 732-4300x224

SPESCOM ANNOUNCES PRELIMINARY SECOND QUARTER RESULTS

Third Quarter begins Strongly with $1 Million Order

SAN DIEGO, CA, April 26, 2004 –  Spescom Software Inc (OTC BB: SPCO), a leading provider of enterprise content and configuration management solutions, today announced preliminary results for its second quarter ended March 31, 2004. Revenues were approximately $1.6 million for the second quarter, with an estimated loss of approximately $573,000, or $0.02 per share.  For the first six months of its fiscal year, Spescom reported revenues of $3.7 million, with an estimated net loss of $562,000, or $0.02 per share.

 “Although we had hoped to achieve higher revenues for the second quarter, I am encouraged by the increased sales activity we are seeing in the marketplace as evidenced by the order announced today from the City of Las Vegas for nearly $1 million” said Carl Mostert, Spescom Software’s CEO. “This is our second order in the $1 million range in the past few months from a new customer.  We remain encouraged by the outlook for the remainder of the year based on growing interest from our customer base. Additional evidence of this improvement was reflected by the interest generated in our eB based solutions at our recently held rail seminars in the United Kingdom and various conferences and events that we attended in the US.”

The Company will release audited financial results on or before May 14, 2004.

About Spescom Software

Spescom Software (OTCBB: SPCO) delivers enterprise content and configuration management solutions that capture, manage and control all enterprise content in context to the assets, products and processes that it relates to, resulting in improved customer satisfaction, productivity and safety. It achieves this through a tightly integrated suite of document, configuration and records management technologies, combined with a powerful workflow capability, that enables the identification of all critical enterprise information, the effective management of change and other business processes and the maintaining of records to ensure regulatory compliance.

Key customers include Constellation Energy, Continental Express, AmerenUE, City of Dayton, Lloyds Register of Shipping, United Space Alliance, Entergy, Northeast Utilities, London Underground, Network Rail, and many others.

About Spescom eB

eB® is a registered trademark of Spescom Software Inc. eB comprises an extensive set of software components that together form the foundation for an extremely flexible and powerful information management platform.  eB’s components include: content/document management; requirements management; records management; item management; change management; configuration management and workflow.  These components are tightly integrated with leading CAD, GIS, office and email applications to capture, store and view information.  The full functionality of eB is available via a set of API’s that enable the rapid definition and deployment of customer specific solutions and integration with other line-of-business applications including ERP, EAM, SCM and project management products.

Except for historical information contained herein, the matters set forth in this release include forward-looking statements that are dependent on certain risks and uncertainties, including such factors, among others, as market acceptance, market demand, pricing, changing regulatory environment, the effect of the company’s accounting policies, potential seasonality and other risk factors detailed in the company’s SEC filings.